Exhibit 10.1

AMENDMENT TO GIGABLAST PROFESSIONAL SERVICES AGREEMENT

This Amendment (“May 2009 Amendment”) is entered into on the 29th day of May, 2009 (“Effective Date”) to amend the “Gigablast Professional Services Agreement” (the “Agreement”) that was made and entered into on January 19, 2009 by and between So Act Network, Inc. (“So Act”) and Gigablast, Inc (“Gigablast”).

Whereas; Gigablast hereby agrees to lower the outstanding balance on invoice #10-2008-610 from $34,325.00 to $17,162.50, thereby cutting the charges incurred under that invoice in half. Gigablast also agrees to change the hourly rate of labor in the development of the So Act Search Network from $150/hour to $75/hr. In exchange for these considerations, So Act is hereby granting Gigablast the right to use, for any purpose that is not in the field of a Social Action Network (as defined further below), all work or intellectual property that Gigablast developed for So Act Network under the Gigablast Professional Services Agreement.

DEFINITIONS:

1.	Gigablast would be able to provide components of the technology to others who would not be considered to be a competitor of So Act Network.
2.
More specifically, to anyone considered to be a competitor of So Act Network Gigablast would not provide the “Conversation widget” developed for So Act together with the “Initiative widget” developed for So Act whereas such competitors have or are building a social network where their users are trying to conduct some kind of socially beneficial action in the world.

3.
Also, the Search engine and other modules developed for So Act would not be provided to sites who claim to be a social network where users would have profiles with missions to conduct some kind of socially beneficial action in the world.

In witness whereof, the parties hereto have executed this Amendment as of the Effective Date.

Gigablast, Inc.	So Act Network, Inc.

By: /s/ Matt Wells	By: /s/ Greg Halpern

Name: Matt Wells	Name: Greg Halpern

Title: CEO	Title: President